EXHIBIT II

                                 THE PROPOSED
                   UNOFFICIAL UNITHOLDER OVERSIGHT COMMITTEE
                        OF FALCON CABLE SYSTEMS COMPANY
                          c/o The Baupost Group, Inc.
                               44 Brattle Street
                                P.O. Box 389125
                           Cambridge, MA 02238-9125


                               January 29, 1996


CONFIDENTIAL

BY FACSIMILE/REGULAR MAIL


Falcon Cable Systems Company
10900 Wilshire Boulevard
Los Angeles, California 90024


Attention: Marc B. Nathanson

Gentlemen:

           Thank you for meeting with us on December 19, 1995 to discuss preliminarily the concerns of certain holders ("Holders") of units of limited partnership interest ("Unitholders") in Falcon Cable Systems Company (the "Partnership") regarding certain transactions between the Partnership and its affiliates proposed in connection with the scheduled termination of the Partnership on December 31, 1996 (the "Termination). Following our December 19, 1995 meeting and in anticipation of your agreement set forth herein, the Holders identified on Annex A hereto preliminarily have determined to form an unofficial Unitholder oversight committee (the "Committee") in the near future.

           The purpose of this letter is to confirm with you certain arrangements and matters which we discussed on December 19, 1995 and January 19, 1996. Specifically, you have agreed as follows:


           1. Counsel Fees. In connection with the Committee's proposed retention of Battle Fowler LLP regarding the Termination, the Partnership shall pay for fifty percent (50%) of the Committee's legal fees and disbursements, up to a maximum amount to be paid by the Partnership of $50,000.


           The Partnership hereby agrees to provide to Battle Fowler LLP a retainer of $50,000 (the "Retainer"), which Retainer (i) shall be deposited and held in an interest bearing trust account and (ii) shall be applied, from time to time, against one-half of the fees and disbursements incurred by Battle Fowler LLP in connection with the contemplated representation of the Committee, provided and to the extent such fees and disbursements are approved in writing by an authorized representative of the Committee for payment and release, and provided that an equal amount has been applied toward the payment of such fees and disbursements from the Committee's own funds. The Committee shall provide to the Partnership a copy of Battle Fowler LLP's monthly statement for services rendered as soon as practicable after the same is received and approved by the Committee for payment. Battle Fowler LLP has agreed to utilize its established hourly rates generally used by that firm, consistent with its customary

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billing practices, without "premium" or other add-ons. The Partnership's obligation to provide Battle Fowler LLP the Retainer is expressly conditioned on the Committee providing Battle Fowler a retainer in an equal or greater amount prior to or simultaneously with the Partnership.

           The Committee and Battle Fowler LLP agree that no portion of the Retainer shall at any time be drawn down or applied against services rendered specifically for the purpose of commencing litigation or otherwise in connection with actual litigation (litigation for purposes of this letter agreement being understood to include, without limitation, the exercise of any federal or state law rights or remedies that may be or be alleged to be available to the Committee or any Unitholders), against the Partnership or any of its affiliates. To the extent the Committee explicitly threatens or commences litigation proceedings against the Partnership or any of its affiliates, or if the members of the Committee and their respective affiliates cease to own in the aggregate at least 50% of the number of Units set forth on Annex A, the Partnership shall have the right to terminate this letter agreement, in which event the Committee and Battle Fowler LLP agree to return promptly to the Partnership any unused portion of the Retainer as of such commencement date.

           Any unused portion of the Partnership's Retainer after Battle Fowler LLP's services on behalf of the Committee are concluded will be returned to the Partnership.

           The parties hereto understand and agree that Battle Fowler LLP was selected by the Committee to act on behalf of the Committee and its members, and not by the Partnership or any other person or entity, and notwithstanding the fact that the Partnership is paying a portion of Battle Fowler's fees and disbursements in accordance with the provisions of this Section 1, Battle Fowler LLP is not, is not authorized to be, and is not purporting to be, an agent of the Partnership or any other person or entity, including Unitholders of the Partnership that are not members of the Committee, for any purpose whatsoever.


           2. Access to Information and Confidentiality. The Partnership has agreed to provide to the Committee, from time to time as requested by the Committee, reasonable access to such documents and information as the Partnership deems appropriate (including copies thereof), including, but not limited to documents and other information provided to the appraisers in the appraisal process("Partnership Information"). In that regard, the Committee, upon its formation, intends to provide the Partnership with a preliminary document and information request. The Partnership hereby agrees and acknowledges that nothing herein shall be deemed a waiver or compromise of any rights or privileges that may hereafter be asserted by the Holders in their respective capacities as Unitholders or otherwise, including, but not limited to, rights to the inspection of the books and records of the Partnership, and the receipt of a list of the Unitholders of the Partnership.


           In consideration of, and as a condition to, furnishing the Committee with Partnership Information, the Committee agrees:

           A. That any Partnership Information which is furnished to the Committee, its members or their respective employees, agents, advisors or representatives (collectively, "Permitted Persons") by or on behalf of the Partnership (collectively referred to as the "Confidential
                     Material"), shall be treated by the Committee and the Permitted Persons confidentially and in accordance with the provisions of this letter agreement and shall not be shown to or discussed with any other person or entity. Each Permitted Person to whom

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                     Confidential Information is disclosed by the Committee
                     will be advised of its confidential nature and the terms of this letter agreement.

           B. The term "Confidential Material" does not include any portion of the Partnership Information which (i) was or becomes generally available to the public other than as a result of a disclosure by the Committee or a Permitted Person, (ii) was or becomes available to the Committee or a Permitted Person on a non-confidential basis from a source other than the Partnership or its advisors, provided that such source is not bound by a confidentiality agreement with or other obligation of secrecy to the Partnership or another party, or (iii) was or becomes available to the Committee or a Permitted Person on a non-confidential basis from the Partnership, including pursuant to rights afforded to Unitholders under the Partnership Agreement and/or California law.

           C. If (1) the Committee explicitly threatens or commences any litigation proceedings against the Partnership or any of its affiliates, (2) the Partnership or its assets are liquidated or sold, (3) the Committee disbands or otherwise ceases to exist, or (4) this letter agreement is terminated pursuant to its terms or the written agreement of the Partnership and the Committee, the Committee and the Permitted Persons (i) shall promptly redeliver to the Partnership (or, if the Partnership shall have been terminated or otherwise cease to exist, its general partner) all copies of all Confidential Material, (ii) will not retain any copies of such material, and (iii) agree to keep confidential the Confidential Material.

           D. In the event that the Committee, any Committee member, or any Permitted Person is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Material, the Committee will promptly notify the Partnership of such request or requirement so that the Partnership may seek an appropriate protective order or waive compliance with the provisions of this agreement, and/or take any other mutually agreed action. If, in the absence of a protective order or the receipt of a waiver hereunder, the Committee or any Permitted Person, is in the reasonable written opinion of such person's counsel, compelled to disclose information or else stand liable for contempt or suffer other censure or significant penalty, such person may disclose that portion of the requested information which such person's counsel advises such person in writing that such person is compelled to disclose.



           3. Securities Laws. The Committee acknowledges that it and its members are subject to applicable federal law regarding the purchase and sale of securities when in possession of non-public, material inside information with respect the issuer of such securities; that some or all of the Confidential Information may constitute non-public material inside information with respect to the Partnership; and that the Committee and its members shall be solely responsible for determining if such information is or is not non-public material inside information with respect to the Partnership and for any violation of law by it or them resulting from any transactions effected by it or them then while in possession of such Confidential Information.

           4. Permitted Disclosure. The Committee and the Partnership acknowledge that it may be necessary or desirable for either the Committee and its affiliates, on the one hand, or the Partnership and its affiliates, on the other hand, to make public disclosure of the existence of this letter agreement and


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its terms, and agree that (i) the existence of this letter agreement and its terms shall not be deemed "Confidential Material" hereunder, and (ii) neither the Partnership nor the Committee is obligated to keep the existence of this letter agreement or its terms confidential, and may make public disclosure with respect thereto without the consent, approval or review of the other party.

           The agreements set forth in paragraph 2 and the acknowledgements set forth in paragraph 3 of this letter agreement shall survive the termination of this letter agreement, as will Battle Fowler LLP's obligation to apply the Retainer only in accordance with the terms hereof and to return any unused portion of the Retainer.


          5. Multiple Counterparts. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


           In closing, the Committee advises the Partnership that it shall be an ad hoc committee whose constituents shall include Committee members only. The Committee does not and shall not, nor shall it be deemed or construed to, act for or on behalf of any other person or entity, including Unitholders of the Partnership that are not members of the Committee, for any purpose whatsoever.

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           If the foregoing correctly sets forth our understanding, please sign and return to us the enclosed copy of this letter and promptly forward the Partnership's $50,000 retainer to Battle Fowler LLP, 75 East 55th Street, New York, New York 10022, attention: Charles H. Baker, Esq.

                                   Sincerely,

                                   UNOFFICIAL UNITHOLDER OVERSIGHT COMMITTEE
                                   OF FALCON CABLE SYSTEMS COMPANY

                                   By: The Baupost Group, Inc.,
                                       Committee Chair

                                       By: /s/ Abner B. Kurtin
                                          Name: Abner B. Kurtin
                                          Title: Investment Analyst



AGREED TO AND ACCEPTED
as of January 29, 1996:


FALCON CABLE SYSTEMS COMPANY

By:  Falcon Cable Investors Group
           Managing General Partner

           By: Falcon Holding Group, L.P.
               General Partner

                     By: Falcon Holding Group, Inc.
                         General Partner

                               By:  __________________________
                                    Name:  ___________________
                                    Title: ____________________



ACKNOWLEDGED AND AGREED, with
respect to the second, third and
fourth paragraphs of Section 1 above:

BATTLE FOWLER LLP

By: /s/ Charles H. Baker
     Charles H. Baker

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           If the foregoing correctly sets forth our understanding, please sign and return to us the enclosed copy of this letter and promptly forward the Partnership's $50,000 retainer to Battle Fowler LLP, 75 East 55th Street, New York, New York 10022, attention: Charles H. Baker, Esq.

                                   Sincerely,

                                   UNOFFICIAL UNITHOLDER OVERSIGHT COMMITTEE
                                   OF FALCON CABLE SYSTEMS COMPANY

                                   By: The Baupost Group, Inc.,
                                       Committee Chair


                                       By: ______________________
                                          Name: _________________
                                          Title: ________________




AGREED TO AND ACCEPTED
as of January 29, 1996:


FALCON CABLE SYSTEMS COMPANY

By:  Falcon Cable Investors Group
           Managing General Partner

           By: Falcon Holding Group, L.P.
               General Partner

                     By: Falcon Holding Group, Inc.
                         General Partner

                               By: /s/ Stanley Itskowitch
                                    Name:  Stanley Itskowitch
                                    Title: Executive Vice President



ACKNOWLEDGED AND AGREED, with
respect to the second, third and
fourth paragraphs of Section 1 above:

BATTLE FOWLER LLP

By: /s/ Charles H. Baker
     Charles H. Baker

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                                                                       Annex A



                      Proposed Holders/Committee Members*


                                                No. of Units of the Partnership
 Name                                           Owned as of January 29, 1996**
 ----                                           ------------------------------


 The Baupost Group, Inc.                        500,200

 Cumberland Associates                          378,900

 Harvest Capital, L.P.                          170,000

 Tweedy, Browne Company L.P.                    290,040






















______________________________
* Nothing in this Annex A shall be deemed a representation or warranty whatsoever as to the number of Units owned, of record or beneficially, by any Committee member. The number of Units reflects determinations of beneficial ownership which may change from time to time, depending on the circumstances. The number of Units owned are as of the date specified, and the Committee does not undertake, and shall not be obligated, to update Unit ownership data at any time hereafter.

** Unit amounts may include Units beneficially owned by affiliates or certain related persons.

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